HORIZON FUNDS TRUST

Amendment No. 5 to Agreement and Declaration of Trust

The undersigned President of HORIZON FUNDS TRUST (the “Trust”) hereby certifies that the following resolution was adopted by the Board of Trustees of the Trust at a meeting held on January 23, 2010:

RESOLVED that pursuant to Section 4.1 of the Agreement and Declaration of Trust of the Trust, the first paragraph of  Section 4.2 is hereby amended in its entirety to read as follows:

Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Series, the Trustees hereby establish and designate one Series of Shares: the “Dividend Champions Fund.”  The Shares of this Series and any Shares of any further Series or Class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Series or Class at the time of establishing and designating the same) have the following relative rights and preferences:

The above paragraph shall supersede and take the place of Section 4.2 of the Agreement and Declaration of Trust.

Certified this the 27th day of April, 2010
_ _____ Bryan J. Ellis